EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

By and among

Intellinetics, Inc.

and

Graphic Sciences, Inc.

and

Thomas M. Liebold, Gregory P. Colton, Fredrick M. Kamienny and Frederick L. Erlich

dated as of

March 2, 2020

Schedules

Disclosure Schedules

Exhibits

Exhibit A:	Definitions
Exhibit B:	Net Working Capital Methodology
Exhibit C:	Escrow Agreement
Exhibit D:	Non-Competition and Non-Solicitation Agreements
Exhibit E:	Company Gross Profit Methodology

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 2, 2020 is entered into among Intellinetics, Inc., a Nevada corporation (“Buyer”); Graphic Sciences, Inc., a Michigan corporation (“Company”); and each of Thomas M. Liebold (“Liebold”), Gregory P. Colton (“Colton”), Fredrick M. Kamienny (“Kamienny”), and Frederick L. Erlich (“Erlich” and together with Liebold, Colton and Kamienny, each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, The Company is engaged, directly or indirectly, in the business of document management services, specializing in scanning, microfilming and storing third party data and records (the “Business”);

WHEREAS, Sellers own all of the issued and outstanding shares of common stock (the “Shares”), of the Company;

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Capitalized Terms. Capitalized terms used in this Agreement shall have the meanings specified or referred to in Exhibit A attached hereto and incorporated herein. Other capitalized terms used herein but not defined in Exhibit A shall have the meanings respectively ascribed to them hereinafter. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 1.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The phrase “made available,” “provided” or similar phrases as used in this Agreement means that the subject documents were posted to the Data Room and rendered visible and reviewable to Buyer or its Representatives at least one (1) Business Days prior to the date hereof.

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ARTICLE II

Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Preliminary Purchase Price.

(a) Preliminary Purchase Price. Buyer agrees to pay to Sellers, at the Closing, an amount equal to (i) $3,500,000 (the “Preliminary Purchase Price”), minus (ii) the Estimated Indebtedness Amount, minus (iii) the Estimated Transaction Expenses, plus (iv) the Estimated Work In Process Amount, plus (v) the Estimated Net Working Capital Adjustment, if it is a positive number, minus (vi) the absolute value of the Estimated Net Working Capital Adjustment, if it is a negative number (such amount, the “Closing Payment”), such Closing Payment to be payable as set forth in Section 2.02(b).

(b) Payment of Closing Payment. The Closing Payment shall be payable to Sellers in an amount equal to (A) the Closing Payment minus (B) the Escrow Amount, which shall be payable to Sellers at Closing by delivery of cash payable by wire transfer or delivery of other immediately available funds (the “Cash Payment”). The Closing Payment shall be allocated between Sellers in proportion to their respective holdings of Shares as set forth in Section 3.01(e) of the Disclosure Schedules.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place simultaneously with the execution of this Agreement, effective as of 12.01 am (the “Closing”), at the offices of Kegler, Brown, Hill & Ritter Co., L.P.A., 65 East State Street, Suite 1800, Columbus, Ohio 43215, or by the execution and electronic delivery of the Transaction Documents and the other agreements, instruments, certificates and other documents referenced in this Agreement, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver the Cash Payment to the Sellers, by wire transfer of immediately available funds to the accounts designated by each Seller in writing;

(ii) deliver or cause to be delivered to the Sellers each of the following:

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(A) The Escrow Agreement, duly executed by the Buyer;

(B) The Non-Competition and Non-Solicitation Agreements, each duly executed by the Buyer; and

(C) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(iii) pay, on behalf of the Company or Sellers, the following amounts:

(A) the Estimated Indebtedness Amount of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Estimated Closing Statement; and

(B) the Estimated Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Estimated Closing Statement.

(iv) deliver to the Escrow Agent:

(A) the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.05(c), and for the avoidance of doubt, as set forth in the Escrow Agreement, the balance of the Purchase Price Adjustment Escrow Fund after payments, if any, pursuant to Section 2.05(c)(ii)(B) shall be released to Sellers within ten (10) Business Days of the determination and payment of the Net Adjustment Amount;

(B) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VII and the obligations of Seller in Section 2.05(c) and Section 6.08; and

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(C) the Escrow Agreement, duly executed by Buyer.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii) The Escrow Agreement, duly executed by the Sellers and the Escrow Agent;

(iii) The Non-Competition and Non-Solicitation Agreements, each duly executed by the applicable Seller and/or Key Personnel;

(iv) Fully executed payoff letters and all related lien releases from the holders of all the Estimated Indebtedness Amounts and Estimated Transaction Expenses (which Sellers delivered prior to the Closing Date pursuant to Section 2.05 and as set forth on Section 2.04(b)(iv) of the Disclosure Schedule);

(v) Evidence, satisfactory to the Buyer, that each of the Key Personnel has agreed to remain employed by the Company after the Closing on terms acceptable to the Buyer in its sole discretion, and such Key Personnel’s execution and delivery of the Non-Competition and Non-Solicitation Agreements, in the form prescribed by Buyer;

(vi) All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules;

(vii) Resignations of the directors and officers of the Company;

(viii) Good standing certificate (or its equivalent) for the Company from the Secretary of State or similar Governmental Authority of Michigan and each jurisdiction in which the Company is qualified to do business;

(ix) a duly executed certificate compliant with Treasury Regulation 1.1445-2(b)(2) and the regulations thereunder establishing from each Seller that such Seller is not a foreign Person within the meaning of Section 1445 of the Code; and

(x) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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Section 2.05 Adjustments to the Preliminary Purchase Price.

(a) Closing Adjustments.

(i) Not later than two (2) Business Days prior to the Closing, Sellers shall prepare and deliver to Buyer the following statements, signed by Sellers (collectively, the “Estimated Closing Statement”):

(A) a statement calculating the Sellers’ good faith estimate of the anticipated outstanding Indebtedness for the Company as of the close of business on the Closing Date and the Persons to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness (the “Estimated Indebtedness Amount”);

(B) a statement calculating the Sellers’ good faith estimate of the anticipated Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Persons to whom such expense is owed) (the “Estimated Transaction Expenses”);

(C) a statement calculating the Sellers’ good faith estimate of the anticipated amount of the Work in Process for the Company as of the Closing (the “Estimated Work in Process Amount”); and

(D) a statement calculating the Sellers’ good faith estimate of the anticipated Net Working Capital for the Company as of the Closing (the “Estimated Net Working Capital”) and the amount, if any, by which the Estimated Net Working Capital is greater than or less than the Target Net Working Capital (the “Estimated Net Working Capital Adjustment”).

(ii) The Estimated Closing Statement shall be prepared in accordance with GAAP applied on a consistent basis with the Financial Statements provided by Sellers pursuant to this Agreement, and shall be delivered together with supporting documentation used by the Sellers in calculating and preparing the Estimated Closing Statement and such other documentation as Buyer shall reasonably request. The Preliminary Purchase Price shall be adjusted consistent with Section 2.02 based on the Estimated Indebtedness Amount, the Estimated Transaction Expenses, the Estimated Work in Process Amount and the Estimated Net Working Capital Adjustment and shall be subject to further adjustment after the Closing as set forth in Section 2.05(c) below.

(b) Draft Closing Statement.

(i) Within thirty (30) days after the Closing Date, Buyer will prepare and deliver to Sellers a statement evidencing its final determination of the Indebtedness, Transaction Expenses, Estimated Work in Process Amount and Net Working Capital (the “Draft Closing Statement”) for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement). The Draft Closing Statement will be prepared in accordance with GAAP applied on a consistent basis with the Financial Statements and, as to Net Working Capital, in a manner consistent with the preparation of the attached Exhibit B.

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(ii) If Sellers have any objections to the Draft Closing Statement, they shall deliver a detailed statement describing such objections to Buyer within fifteen (15) days after receiving the Draft Closing Statement. Buyer and Sellers shall use commercially reasonable efforts to resolve any such objections themselves. If the parties do not reach a final resolution within thirty (30) days after Buyer has received the statement of objections, however, either Buyer or Sellers may submit the matter to BDO USA, LLC (the “Accounting Referee”) to resolve any remaining objections. Only the amounts in dispute (the aggregate of all such amounts, the “Disputed Amounts”) will be referred to the Accounting Referee for final determination. The determination of the Accounting Referee shall be issued in writing within forty-five (45) days of such referral. The final determination of the Disputed Amounts shall be based solely on presentations by Buyer and Sellers and shall not involve the Accounting Referee’s independent review, and the Accounting Referee shall not be authorized to assign a value outside of the range established by Buyer’s position as set forth in the Draft Closing Statement and by Sellers’ collective position as set forth in their written objection(s). The determination by the Accounting Referee pursuant to the foregoing shall be final, binding upon and non-appealable by the parties. The Buyer, on the one hand, and the Sellers, on the other hand, shall bear the fees and expenses of the Accounting Referee in the proportion that the aggregate amount of such Disputed Amounts so submitted to the Accounting Referee that are unsuccessfully disputed by each such party, as finally determined by the Accounting Referee, bears to the total amount of such remaining Disputed Amounts.

(iii) Buyer shall revise the Draft Closing Statement as appropriate to reflect the resolution of all objections thereto pursuant to Section 2.05(b)(ii), if any. The “Final Closing Statement” shall mean the Draft Closing Statement together with all revisions thereto pursuant to Section 2.05(b)(ii), if any. The Indebtedness calculation as set forth in the Final Closing Statement shall be the “Final Indebtedness Amount.” The Transaction Expenses calculation as set forth in the Final Closing Statement shall be the “Final Transaction Expenses.” The Work in Process calculation as set forth in the Final Closing Statement shall be the “Final Work in Process Amount.” The Net Working Capital calculation as set forth in the Final Closing Statement shall be the “Final Net Working Capital.”

(iv) Buyer will make the work papers and back-up materials used in preparing the Draft Closing Statement, including, without limitation, all books and records of the Company, and any other documents or information reasonably requested by Sellers relating to the preparation of the Draft Closing Statement, available to Sellers at reasonable times and upon reasonable notice at any time during the review by Sellers of the Draft Closing Statement, and the resolution by the parties of any objections thereto.

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(c) Post-Closing Adjustment.

(i) Upon completion of the Final Closing Statement pursuant to Section 2.05(b) above, the Preliminary Purchase Price shall be further adjusted based on the Final Closing Statement as set forth in this Section 2.05(c).

(A)	With respect to the Final Indebtedness Amount:

(1)	if the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, then the Preliminary Purchase Price shall be increased if and to the extent that the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, and Buyer shall be obligated to pay such difference to Sellers as provided in Section 2.05(c)(ii) below; or

(2)	if the Final Indebtedness Amount is greater than the Estimated Indebtedness Amount, then the Preliminary Purchase Price shall be reduced if and to the extent that the Final Indebtedness Amount exceeds the Estimated Indebtedness Amount, and Sellers shall be obligated to pay such difference to Buyer as provided in Section 2.05(c)(ii) below.

(B)	With respect to the Final Transaction Expenses:

(1)	if the Final Transaction Expenses are less than the Estimated Transaction Expenses, then the Preliminary Purchase Price shall be increased if and to the extent that the Final Transaction Expenses are less than the Estimated Transaction Expenses, and Buyer shall be obligated to pay such difference to Sellers as provided in Section 2.05(c)(ii) below; or

(2)	if the Final Transaction Expenses are greater than the Estimated Transaction Expenses, then the Preliminary Purchase Price shall be reduced if and to the extent that the Final Transaction Expenses are greater than the Estimated Transaction Expenses, and Sellers shall be obligated to pay such difference to Buyer as provided in Section 2.05(c)(ii) below.

(C)	With respect to the Final Work in Process Amount:

(1)	if the Final Work in Process Amount is greater than the Estimated Work in Process Amount, then the Preliminary Purchase Price shall be increased if and to the extent that the Final Work in Process Amount is greater than the Estimated Work in Process Amount, and Buyer shall be obligated to pay such difference to Sellers as provided in Section 2.05(c)(ii) below; or

(2)	if the Final Work in Process Amount is less than the Estimated Work in Process Amount, then the Preliminary Purchase Price shall be reduced if and to the extent that the Final Work in Process Amount is less than the Estimated Work in Process Amount, and Sellers shall be obligated to pay such difference to Buyer as provided in Section 2.05(c)(ii) below.

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(D)	With respect to the Final Net Working Capital:

(1)	if the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Preliminary Purchase Price shall be increased if and to the extent that the Final Net Working Capital exceeds the Estimated Net Working Capital and Buyer shall be obligated to pay such difference to Sellers as provided in Section 2.05(c)(ii) below;

(2)	if the Final Net Working Capital is less than the Estimated Net Working Capital, then the Preliminary Purchase Price shall be reduced if and to the extent that the Final Net Working Capital is less than the Estimated Net Working Capital, and Sellers shall be obligated to pay such difference to Buyer as provided in Section 2.05(c)(ii) below.

(ii) The foregoing adjustments based on the Final Indebtedness Amount, Final Transaction Expenses, Final Work in Process Amount and Final Net Working Capital pursuant to Section 2.05(c)(i) above shall be netted against one another (the “Net Adjustment Amount”) so that only a single payment of the Net Adjustment Amount need be made by Buyer or Sellers, as applicable, in satisfaction of each of such adjustments. Such Net Adjustment Amount shall be payable to Sellers or Buyer (as applicable) pursuant to the following:

(A) To the extent the Net Adjustment Amount produces a net payment due to Sellers pursuant to Section 2.05(c)(i), the Preliminary Purchase Price shall be increased by an amount equal to the Net Adjustment Amount, Buyer shall pay such amount to Sellers by wire transfer or other delivery of immediately available funds within five (5) Business Days after the determination of the Net Adjustment Amount (the amount of such increase to be allocated between the Sellers in proportion to their respective holdings of Shares as set forth in Section 3.01(e) of the Disclosure Schedules), and the Escrow Agent shall release to Sellers the Purchase Price Adjustment Escrow Fund within five (5) Business Days after the determination of the Net Adjustment Amount; or

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(B) To the extent the Net Adjustment Amount produces a net payment due to Buyer pursuant to Section 2.05(c)(i), the Preliminary Purchase Price shall be decreased by an amount equal to the Net Adjustment Amount, and Sellers shall be obligated, jointly and severally, to pay such amount to Buyer by wire transfer or other delivery of immediately available funds within five (5) Business Days after the determination of the Net Adjustment Amount; provided, however, such Net Adjustment Amount shall first be paid to Buyer from the Purchase Price Adjustment Escrow Fund and shall be released to Buyer pursuant to the Escrow Agreement. Should the Net Adjustment Amount exceed the amounts within the Purchase Price Adjustment Escrow Fund, Sellers shall pay the difference to Buyer pursuant to this Section 2.05(c)(ii)(B). Should the Purchase Price Adjustment Escrow Fund exceed the Net Adjustment Amount, Escrow Agent shall release the difference to Sellers within five (5) Business Days after the determination and payment of the Net Adjustment Amount from the Purchase Price Adjustment Escrow Fund.

(iii) The Preliminary Purchase Price as so adjusted pursuant to this Section 2.05(c) is referred to herein as the “Purchase Price.”

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06 Earn-Out.

(a) Earn-Out Payments. Subject to the terms and conditions of this Agreement, as additional consideration for the Shares, the Buyer agrees to pay to the Sellers, as part of the Purchase Price, additional contingent consideration payable in three annual installments, as follows (each such potential payment, an “Earn-Out”):

(i) In the event Company Gross Profit for the consecutive twelve (12) month period that commences on the first day of the first month which follows the Closing Date (such time period, the “Year 1 Earnout Period”):1 (i) equals or exceeds $2,300,000, the Earn-Out for the Year 1 Earnout Period shall be $833,333; (ii) is less than $2,300,000 but exceeds $1,750,000, the Earn-Out for the Year 1 Earnout Period shall be calculated on a pro-rata basis by multiplying the amount of Company Gross Profit in excess of $1,750,000 by 1.1515 and adding $200,000 to that product; or (iii) is equal to or less than $1,750,000, no Earn-Out will be earned or be payable for the Year 1 Earnout Period. In no event shall the Earn-Out for the Year 1 Earnout Period exceed $833,333.

1 Note to Draft: The intent is to avoid any half month or stub periods for purposes of calculating the Earn-Out and avoid needing to coordinate closing on a certain date to achieve that result.

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(ii) In the event Company Gross Profit for the consecutive twelve (12) month period that commences the first day after the Year 1 Earnout Period (the “Year 2 Earnout Period”): (i) equals or exceeds $2,400,000, the Earn-Out for the Year 2 Earnout Period shall be $833,333; (ii) is less than $2,400,000 but exceeds $1,850,000, the Earn-Out for the Year 2 Earnout Period shall be calculated on a pro-rata basis by multiplying the amount of Company Gross Profit in excess of $1,850,000 by 1.1515 and adding $200,000 to that product; or (iii) is equal to or less than $1,850,000, no Earn-Out will be earned or be payable for the Year 2 Earnout Period. In no event shall the Earn-Out for the Year 2 Earnout Period exceed $833,333.

(iii) In the event Company Gross Profit for the consecutive twelve (12) month period that commences on the first day after the Year 2 Earnout Period (the “Year 3 Earnout Period”): (i) equals or exceeds $2,500,000, the Earn-Out for the Year 3 Earnout Period shall be $833,333; (ii) is less than $2,500,000 but exceeds $1,950,000, the Earn-Out for the Year 3 Earnout Period shall be calculated on a pro-rata basis by multiplying the amount of Company Gross Profit in excess of $1,950,000 by 1.1515 and adding $200,000 to that product; or (iii) is equal to or less than $1,950,000, no Earn-Out will be earned or be payable for the Year 3 Earnout Period. In no event shall the Earn-Out for the Year 3 Earnout Period exceed $833,333.

(b) Procedures Applicable to Determination of the Earn-out Payments.

(i) Within sixty (60) days following the conclusion of each Calculation Period (each such date, an “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Sellers a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth its good faith determination of the Company Gross Profit for the applicable Calculation Period.

(ii) Sellers shall have fifteen (15) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Gross Profit Review Period”) to review the Earn-Out Calculation Statement set forth therein. During the Gross Profit Review Period, and for the duration of any dispute concerning any Earn-Out Calculation Statement, Sellers and their accountants shall have the right to inspect Company’s books and records relating to the calculation of Company Gross Profit, and any other documents or information reasonably requested by Sellers relating to the calculation of the Earn-Out Calculation Statement, during normal business hours at Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Company Gross Profit. On or before the date on which the Gross Profit Review Period expires, Sellers may object to the determination of Company Gross Profit set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Sellers fail to deliver an Earn-Out Calculation Objection Notice to Buyer on or before the date on which the Gross Profit Review Period expires, then the determination of Company Gross Profit set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Sellers timely deliver an Earn-Out Calculation Objection Notice, Buyer and Sellers shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Company Gross Profit for the applicable Calculation Period. If Buyer and Sellers are unable to reach agreement within fifteen (15) days after such an Earn-Out Calculation Objection Notice has been given, either party may refer all unresolved disputed items to the Accounting Referee. The Accounting Referee shall be directed to render a written report on the unresolved disputed items with respect to the applicable determination of Company Gross Profit as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Accounting Referee, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. The Accounting Referee shall not be authorized to assign a value outside of the range established by Buyer’s position as set forth in the Earn-Out Calculation Statement and by Sellers’ collective position as set forth in their written objection(s). If unresolved disputed items are submitted to the Accounting Referee, Buyer and Sellers shall each furnish to the Accounting Referee such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Referee may reasonably request. The Accounting Referee shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Sellers, and not by independent review. The resolution of the dispute and the calculation of Company Gross Profit that is the subject of the applicable Earn-Out Calculation Objection Notice by the Accounting Referee shall be final and binding on the parties hereto. The fees and expenses of the Accounting Referee shall be borne by Buyer and Sellers in proportion to the amounts by which their respective calculations of Company Gross Profit differ from Company Gross Profit as finally determined by the Independent Accountants.

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(c) Independence of Earn-Out Payments. Buyer’s obligation to pay each of the Earn-Out payments (if any) to Sellers in accordance with Section 2.06(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out payment and the obligation to pay an Earn-Out payment to Sellers shall not obligate Buyer to pay any preceding or subsequent Earn-Out payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-Out payment for the Year 1 Earnout Period are not satisfied, but the conditions precedent to the payment of the Earn-Out for the Year 2 Earnout Period are satisfied, then Buyer would be obligated to pay such Earn-Out payment for Year 2 Earnout Period for which the corresponding conditions precedent have been satisfied, and not the Earn-Out payment for Year 1 Earnout Period.

(d) Timing and Payment of Earn-Out Payments. Subject to Section 2.06(f), any Earn-Out payment that Buyer is required to pay pursuant to Section 2.06(a) hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of Company Gross Profit for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.06(b)(ii) (including any final resolution of any dispute raised by Sellers in an Earn-Out Calculation Objection Notice). Each Earn-Out payment shall be allocated between Sellers in proportion to their respective holdings of Shares as set forth in Section 3.01(e) of the Disclosure Schedules.

(e) Post-Closing Operation of Business. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and its Business. Buyer has no obligation or duty to operate the Company or the Business in order to achieve any Earn-Out for Sellers. Notwithstanding anything to the contrary contained herein, Buyer shall not take, and shall cause the Company to not take, any action the sole purpose of which is to avoid or reduce the amount of any Earn-Out.

(f) Right of Set-Off. Buyer shall have the option and right to withhold and set off against any amount otherwise due to be paid to Sellers pursuant to this Section 2.06 the amount of any Losses to which any Buyer Indemnitees may be entitled under ARTICLE VII of this Agreement.

(g) No Security. Buyer and Sellers understand and agree that (i) the contingent rights to receive any Earn-out payments hereunder are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as a securityholder of Buyer or Company as a result of Sellers’ contingent right to receive any Earn-Out payments hereunder, and (iii) no interest is payable with respect to any Earn-Out payments paid in compliance herewith; provided, however, that any Earn-Out payment that is paid thirty (30) days or more after the date on which such payment is due shall accrue interest at the rate of eight percent (8%) per annum from the due date until the date paid.

(h) Access to Records. For a period commencing on the Closing Date and ending on the date that is sixty (60) days after the date on which the Year 3 Earnout Period expires, at the request of any Seller who is not then a shareholder of Buyer, Buyer shall provide such Seller with copies of: (i) internally prepared quarterly financial statements for the Company within forty-five (45) days after the end of each quarter but in no event before all regulatory filing requirements have been satisfied by Buyer; and (ii) internally prepared annual financial statements for the Company within thirty (30) days after the end of each fiscal year but in no event before all regulatory filing requirements have been satisfied by Buyer. No Seller who is then a shareholder of Buyer shall be entitled to receive any information under this subsection (h), and any Seller who receives information under this subsection (h) shall (x) handle such information in compliance with any and all insider trading laws and regulations, and (y) execute an appropriate confidentiality agreement in accordance with Buyer’s practices for sharing non-public information.

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Section 2.07 Withholding Tax. With reasonable prior written notice to Sellers, Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

Representations and warranties CONCERNING the transaction

Section 3.01 Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer that the statements contained in this Section 3.01 are true and correct as of the date hereof:

(a) Authorization of Transactions. Such Seller has full legal capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of his respective properties and assets (including the Shares) are subject or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance on the Shares or any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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(c) Legal Proceedings. There are no Actions pending or, to such Sellers’ Knowledge, threatened against or by Sellers, the Company or any Affiliate of either Seller or the Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(d) Brokers. Except for Rua M&A, LLC d/b/a NuVescor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Seller.

(e) Ownership of Shares. Such Seller holds of record and owns beneficially the number and type of Shares described in Section 3.01(e) of the Disclosure Schedules, free and clear of any Encumbrances (other than restrictions under the Securities Act of 1933 and state securities laws). Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any Shares that he holds. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

Section 3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3.02 are true and correct as of the date hereof:

(a) Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, regulations or other organizational documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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(c) Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(d) Brokers. Except for Taglich Brothers, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

(e) Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(f) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Company, and the Shares, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied upon its own investigation and the express representations and warranties of Sellers and the Company set forth in Section 3.01 and Article IV of this Agreement and the Disclosure Schedules; and (b) neither Sellers, nor the Company, nor any other Person has made any representation or warranty as to Sellers, the Business, the Company, the Shares, or this Agreement, except as expressly set forth in Articles III and IV of this Agreement, the Transaction Documents, the Disclosure Schedules and in any certificate or instrument delivered hereunder or thereunder.

ARTICLE IV

Representations and warranties Concertning the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

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Section 4.01 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Michigan and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the Transaction Documents will be duly authorized on or prior to the Closing.

Section 4.02 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000 shares of common stock, no par value, of which 3,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers as set forth on Section 3.01(e) of the Disclosure Schedules, free and clear of all Encumbrances. There are no other shareholders holding or owning Shares or any other capital stock of the Company other than those shareholders listed on Section 3.01(e) of the Disclosure Schedules. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.03 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

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Section 4.04 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. Except as set forth on Section 4.04 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05 Financial Statements. Complete copies of the Company’s unaudited, compiled and reviewed financial statements consisting of the balance sheet of the Company as at September 30th in each of the year 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Reviewed Financial Statements”) and the unaudited compiled financial statements consisting of the balance sheet of the Company as at September 30th in each of the years 2017, 2018 and 2019, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Compiled Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at October 31, 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the one - month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements and the Compiled Financial Statements, the “Financial Statements”) are included in Section 4.05 of the Disclosure Schedules. The Reviewed Financial Statements have been prepared in accordance with GAAP except as otherwise provided on Section 4.05 of the Disclosure Schedules, applied on a consistent basis throughout the period involved. The Compiled Financial Statements have been prepared in accordance with the accrual basis of accounting. The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of October 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 4.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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Section 4.07 Absence of Certain Changes, Events and Conditions. Except in the ordinary course of business consistent with past practice or as otherwise set forth on Section 4.07 of the Disclosure Schedules, since the Balance Sheet Date, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of Customer Deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

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(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the material terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) hiring or promoting any person as or to (as the case may be) an officer position, or hiring or promoting any employee below an officer position, except to fill a vacancy in the ordinary course of business;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

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(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08 Material Contracts.

(a) Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.09(b)of the Disclosure Schedules and all Company IP Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $25,000;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(vi) all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x) all Contracts between or among the Company on the one hand and a Seller or any Affiliate of a Seller (other than the Company) on the other hand; and

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(xi) all collective bargaining agreements or Contracts with any Union to which the Company is a party.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company or, to Seller’s Knowledge, an event of default by any other party thereto, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.09 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b) The Company does not own any Real Property. Section 4.09(b) of the Disclosure Schedule lists (i) the street address of each parcel of Real Property used by the Company; and (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property. Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. To Sellers’ Knowledge, the use and operation of the Real Property in the conduct of the Company’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. To Sellers’ Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, vehicles, machinery, equipment and other items of tangible personal property of the Company which are in use by the Business as of the Closing Date are structurally sound, are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, vehicles, machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of the Sellers’, the furniture, fixtures, vehicles, machinery, equipment and other items of tangible personal property of the Company which are in storage as of the Closing Date are structurally sound, are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, vehicles, machinery, equipment and other items of tangible personal property which is currently in storage as of the Closing is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, vehicles, machinery, equipment and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

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Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used in the Business as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than those set forth in the Company IP Agreements.

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(d) Except as set forth in Section 4.11(d) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e) All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken commercially reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h) Except as set forth on Section 4.11(h) of the Disclosure Schedules, the computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate needs of the Company’s business. Except as set forth on Section 4.11(h) of the Disclosure Schedules, in the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) liability of any kind to the Company. The Company has taken commercially reasonable actions to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company maintains the backup and data recovery, disaster recovery and business continuity plans and procedures set forth on Section 4.11(h) of the Disclosure Schedules and acts in compliance therewith.

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Section 4.12 Accounts Receivable; Inventory.

(a) The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, or defective items that have been written off or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.13 Customers and Suppliers.

(a) Section 4.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and Sellers have no Knowledge, that any of its Material Customers has stopped, or intends to stop after the Closing, engaging Company for its services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 4.13(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and Sellers have no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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Section 4.14 Insurance. Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company, Sellers or their Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and, absent termination, modification, or breach of policy requirements by Buyer, shall remain in full force and effect in accordance with their terms following the consummation of the transactions contemplated by this Agreement. None of the Company, the Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to Sellers’ Knowledge, financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company, the Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate of either Seller and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of either Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Section 4.15(a) of the Disclosure Schedules, no event has occurred or circumstances exist may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

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Section 4.16 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17 Environmental Matters.

(a) The operations of Company with respect to the Business are currently in, and has been in, material compliance with all applicable Environmental Laws. The Sellers nor Company has not received from any Person, with respect to the Business, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) During the Sellers’ ownership or operation of the Company, there has been no Release of Hazardous Materials in violation of Environmental Law or requiring Remedial Action under Environmental Law.

(d) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e) Seller has provided or otherwise made available to Buyer and listed in Section 4.17(d) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials, and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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Section 4.18 Employee Benefit Matters.

(a) Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18 (a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

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(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Since the Balance Sheet Date, there has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

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Section 4.19 Employment Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Estimated Net Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company as an employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

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(e) With respect to each Government Contract, the Company is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.20 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

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(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before September 30, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 4.20(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after September 30, 2014.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

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(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) There are no foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

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Section 4.21 Books and Records. All minute books and stock record books of the Company that are in the possession of or available to Sellers have been made available to Buyer, and all such books and records are correct in all material respects. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.22 Transactions with Affiliates. None of Sellers, their Affiliates, or the Company’s directors, officers, and employees has been involved in any business arrangement or relationship with the Company within the past twelve (12) months (other than customary employment relationships), and none of Sellers, their Affiliates, or the Company’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of the Company. The Company does not have any Indebtedness owing from the Company to any of Sellers, their Affiliates, or the Company’s directors, officers, and employees.

Section 4.23 Brokers. Except for Rua M&A, LLC d/b/a NuVescor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Company or Sellers.

Section 4.24 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company.

Section 4.25 Privacy and Data Security.

(a) The Company complies, and at all times in the past three (3) years has complied, in all material respects with all of the following: (A) Privacy Laws; (B) the Company Privacy and Data Security Policies; and (C) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Contract to which the Company is a party or otherwise bound as of the date hereof.

(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (A) conflict with or result in a violation or breach of any Privacy Laws or Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Company); or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) The Company has delivered or made available to Buyer true, complete, and correct copies of all Company Privacy and Data Security Policies that are currently in effect, and the Company has complied in all material respects with such Company Privacy and Data Security Policies.

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(d) In the past three (3) years, (A) to, no Personal Information in the possession or control of the Company has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or Processing (a “Security Incident”), and (B) the Company has not notified and, to Sellers’ Knowledge, there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident.

(e) In the past three (3) years, the Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action relating to, any actual, alleged, or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company.

Section 4.26 Full Disclosure; No Other Representations or Warranties. No representation or warranty by Company or Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Except for the representations and warranties expressly set forth in this Agreement, neither Sellers nor the Company has made or makes any express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law, and any and all representations and warranties, express or implied, that are not expressly set forth in this Agreement are hereby expressly waived and disclaimed by Buyer.

ARTICLE V

Covenants

Section 5.01 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company as set forth on Section 5.01 of the Disclosure Schedules.

Section 5.02 Confidentiality. At all times from and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold (and shall use their reasonable best efforts to cause their respective Representatives to hold) in confidence any and all information, whether electronic, written or oral, concerning the Company and/or the transactions contemplated herein, except to the extent that Sellers can show that such information is generally available to and known by the public through no fault of either Seller or any of their respective Affiliates or Representatives. If either Seller or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.02 as to such circumstances only. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers or their respective Affiliates or Representatives is, on the advice of counsel, compelled to disclose any such information to any tribunal, such Seller (or their respective Affiliates or Representatives) may disclose the information to the tribunal; provided, however, that the disclosing Person shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate. Each Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer and the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer and the Company shall, in addition to any and all other rights and remedies that may be available to either of them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 5.03 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company; provided, however, that a Seller may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Seller (x) is not a controlling Person of, or a member of a group which controls, such Person, (y) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person, and (z) does not actively engage in the business of such Person or provide any information to such Person in violation of Section 5.02.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.03(b) shall prevent a Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee

(c) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company, or to encourage any such Person to cease or reduce their business with the Company.

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(d) Each Seller acknowledges that a breach or threatened breach of this Section 5.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Nothing in this Section 5.03 shall impair any broader or more extensive covenant under any employment, independent contractor, sales representative, consulting or confidentiality, non-competition, or other similar agreement between any Seller, on the one hand, and Buyer, the Company, or any other Affiliate of Buyer, on the other hand, including without limitation the Non-Competition and Non-Solicitation Agreements. For purposes of this Section 5.03, all references to Buyer shall be deemed to include any and all Affiliates of Buyer.

Section 5.04 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all post-Closing filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all post-Closing consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary as a result of the consummation of the transactions contemplated in this Agreement and the performance of a party’s obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such post-Closing consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder. Nothing in this Section 5.04(c) shall be deemed as limiting any remedies of Buyer hereunder for Sellers’ failure to provide any such required consent, approval or authorization.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.04 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.05 Books and Records.

(a) Subject to Section 5.02 and without limiting any obligations of the Sellers thereunder, in order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Buyer shall:

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(i) except to the extent such books and records are retained by the Company or otherwise provided to Buyer, retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of two (2) years following the Closing, Sellers shall:

(i) except to the extent such books and records are retained by the Company or otherwise provided to Buyer, retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law. Nothing in this Section 5.05 shall be deemed as transferring ownership of any Company books and records to Sellers.

Section 5.06 Insurance Policy Modifications. At any time during the Calculation Period, if Buyer cancels or modifies the insurance policies of the Company, which are in effect as of the Closing Date for coverage relating to cyber liability and employment practices liability from a claims-made policy to an occurrence-based policy, Buyer shall provide Sellers thirty (30) days’ prior written notice of such modification. Additionally, the Company currently maintains life insurance policies on each of Colton and Liebold (collectively, the “Life Insurance Policies”). Sellers have taken steps to sell the Life Insurance Policies for their cash value. In the event the Company receives the cash value for the Life Insurance Policies after Closing, Buyer shall, within three (3) Business Days, remit such cash value amount to the Sellers, to the account(s) designated by the Sellers.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law or reporting requirements for public companies as set forth in the Securities Exchange Act of 1934 (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 5.08 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that, except for payment of each and every Tax for which Buyer is expressly made responsible under this Agreement, Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within 10 days after receipt by Buyer of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Final Net Working Capital, Sellers shall, jointly and severally, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) all Taxes and other Liabilities resulting from the sale of the Shares as provided herein. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

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(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply, or any delay in complying, with this provision shall not affect Buyer’s right to indemnification hereunder except only to the extent Sellers are materially prejudiced by such failure or delay.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Seller.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.20 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

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ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01(a), Section 3.01(d), Section 3.01(e), Section 3.02(a), Section 3.02(d), Section 4.01, Section 4.02, Section 4.03 and Section 4.23 (collectively, the foregoing, the “Fundamental Representations”) shall survive for a period equal to the longer of either six (6) years or the applicable statute of limitations, (b) Section 4.17 shall survive for a period of five (5) years after the Closing, and (c) Section 4.18 and Section 4.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII:

(a) Each Seller, severally but not jointly, shall indemnify and defend each of Buyer and its Affiliates (including, after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of such Seller as set forth in Section 3.01, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to Section 5.02 and Section 5.03 of this Agreement; and/or

(iii) any fraud or willful misconduct by such Seller.

(b) Sellers, jointly and severally, shall indemnify and defend each of the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(i) any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (but excluding any breach or violation of any of the representations and warranties of Sellers set forth in Section 3.01, as to which Section 7.02(a)(i) applies instead), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (but excluding any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation set forth in Section 5.02 and Section 5.03, as to which Section 7.02(a)(ii) applies instead);

(iii) any Pre-Closing Taxes;

(iv) the matters set forth on Section 7.02(b)(iv) of the Disclosure Schedules;

(v) any Losses (including any Third Party Claim) based upon, resulting from or arising out of the business, operations, properties, assets, obligations or Liabilities of the Company conducted, existing or arising on or prior to the Closing Date; and/or

(vi) any fraud or willful misconduct by the Company, to the extent such fraud occurred on or prior to the Closing Date.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each Seller and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Post-Closing Taxes;

(d) any Losses (including any Third Party Claim) based upon, resulting from or arising out of the business, operations, properties, assets, obligations or Liabilities of the Company conducted, first existing or first arising after the Closing Date; and/or

(e) any fraud or willful misconduct by the Company, to the extent such fraud occurred after to the Closing Date.

Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(b)(i) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) and Section 7.02(b)(i) exceeds $100,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a)(i) and Section 7.02(b)(i) shall not exceed $1,200,000 (the “Cap”); provided, however, that neither the Basket nor the Cap shall apply to any breach of any of the Fundamental Representations. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.01(a)(i) and Section 7.02(b)(i) for breaches of representations, including without limitation breaches of Fundamental Representations and those representations in Section 4.20, shall not exceed the sum of (i) $3,500,000, and (ii) the aggregate amount of all Earn-Outs actually received by Sellers.

(b) For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (including with respect to any Tax Claim), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material correspondence, documents, and information regarding such Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if one or more of the Sellers are the Indemnifying Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party refuses to consent to such firm offer within ten (10) Business Day after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party refuses to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party disputes such Direct Claim, or does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

(e) Mitigation. Any Party that is entitled to indemnification under this Article VIII shall use commercially reasonable efforts to mitigate any and all Losses in respect of any claim for which it is seeking indemnification.

Section 7.06 Payments; Indemnification Escrow Fund. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amounts payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, and including, the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed. Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from the Sellers. Without limiting the foregoing, Buyer shall have the right, but not the obligation, to offset all amounts owed to Buyer hereunder against any other amounts payable by Buyer to Sellers under this Agreement, including without limitation the payments of any Earn-Out pursuant to Section 2.06, or under any of the other agreements or instruments entered into in connection with the transactions contemplated herein.

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Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09 Materiality. Each of the representations and warranties in ARTICLE III and ARTICLE IV that contains any “Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein for purposes of determining whether any breach of any such representation or warranty has occurred and for purposes of determining the amount of Losses to which any Indemnified Party may be entitled under this ARTICLE VII.

Section 7.10 Exclusive Remedies. Subject to Section 5.02 and Section 5.03 and Section 8.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein [or in that Letter Agreement, dated as of December 20, 2019, by and between the Buyer and Sellers (the “Letter Agreement”)], all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	C/O: Thomas M. Liebold 22400 Lavon, St. Clair Shores, Michigan, 48081 E-mail: TomL@gsiinc.com
with a copy to:	Rhoades McKee, PC 55 Campau Ave NW, Suite 300 Grand Rapids, Michigan 49503 E-mail: jsiebers@rhoadesmckee.com Attention: Jonathan J. Siebers
If to Buyer:	2190 Dividend Dr. Columbus, Ohio 43228 E-mail: jdesocio@intellinetics.com Attention: James DeSocio, President & CEO
with a copy to:	Kegler Brown Hill & Ritter Co., LPA 65 E. State Street, Suite 1800 Columbus, Ohio 43215 E-mail: EHerbst@KeglerBrown.com Attention: Erin C. Herbst

Section 8.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.03, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 8.05 Entire Agreement. This Agreement, the Letter Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO IN EACH CASE LOCATED IN COUNTY OF FRANKLIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.09(c).

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

BUYER:

Intellinetics, Inc.,
a Nevada corporation

By:	/s/ James F. DeSocio
Name:	James F. DeSocio
Title:	President and CEO

SELLERS:

/s/ Thomas M. Liebold
Thomas M. Liebold

/s/ Gregory P. Colton
Gregory P. Colton

/s/ Fredrick M. Kamienny
Fredrick M. Kamienny

/s/ Frederick L. Erlich
Frederick L. Erlich

COMPANY:

GRAPHIC SCIENCES, INC.,
a Michigan corporation

By:	/s/ Gregory P. Colton
Name:	Gregory P. Colton
Title:	President

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EXHIBIT A

Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Columbus, Ohio are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Calculation Period” means each of Year 1 Earnout Period, Year 2 Earnout Period and Year 3 Earnout Period.

“Cap” has the meaning set forth in Section 7.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Gross Profit” means the resulting amount of (i) the sales of the Company minus (ii) those cost of goods sold expenses historically classified as such by Company and as set forth as those accounts and line items listed in Exhibit E, attached hereto; provided, however, that Company Gross Profit for Year 1 Earnout Period shall be reduced by the Final Work in Process Amount.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Privacy and Data Security Policies” means all of the Company’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

“Company Systems” has the meaning set forth in Section 4.11(h).

“Contract” or “Contracts” means any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory, prepaid expenses, and other current assets listed on Exhibit B, but excluding (a) cash and cash equivalents, (b) Customer Deposits Amounts, (c) Work In Process Amounts, (d) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (e) deferred Tax assets and (f) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same line items, accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Exhibit B. For the avoidance of doubt, the parties agree that the Current Assets shall be those assets as identified as such on Exhibit B.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Exhibit B. For the avoidance of doubt, the parties agree that the Current Liabilities shall be those liabilities as identified as such on Exhibit B.

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“Customer Deposit Amount” means the aggregate amounts of all cash paid to the Company by customers of the Business, as reflected on the [Balance Sheet], for services not yet provided or rendered by Company to such customers in the ordinary course of conduct of the Business.

“Data Room” means the electronic data room facility with Dropbox, as constituted as of 5:00 p.m. Eastern Time on the Business Day prior to the date of this Agreement, containing documents and materials relating to the Company, the Sellers, and the Business.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Delaware Trust Company.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit C.

“Escrow Amount” means an aggregate amount of $300,000, which is equal to (i) the Indemnification Escrow Amount plus (ii) the Purchase Price Adjustment Escrow Amount.

“Financial Statements” has the meaning set forth in Section 4.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.08(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Materials” shall have the same meaning and definition as set forth in the Comprehensive Environmental Response Compensation and Liability Act as amended, 42 U.S.C. §9601 et seq. and regulations promulgated thereunder (collectively “CERCLA”) and any corresponding state or local law or regulation, and shall also include : (i) any Hazardous Constituent or Hazardous Waste as defined by, or as otherwise identified by, the Resource Conservation and Recovery Act as amended 42 U.S.C. § 6901 et seq. or regulations promulgated thereunder (collectively “RCRA”) and (ii) crude oil, petroleum, and fractions or distillates thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) all obligations of the Company or another Person secured by an Encumbrance on any asset of the Company, whether or not such Indebtedness is assumed by the Company, (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnification Escrow Amount” means $200,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.04(a)(iv)(B).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

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“Key Personnel” means each of the following employees of the Company: Terry Buchanan.

“Knowledge of Seller or Sellers’ Knowledge” or any other similar knowledge qualification, means either: (i) to the actual knowledge of any Seller or of any director or officer of the Company, or (ii) to the knowledge of Liebold or Colton, including such knowledge that Liebold or Colton would have after a reasonable inquiry (including inquiry of subordinates) of the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or special damages, except to the extent actually awarded in a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Company, or (b) the ability of Sellers or the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules, including GAAP.

“Material Contracts” has the meaning set forth in Section 4.08.

“Material Customers” has the meaning set forth in Section 4.13(a).

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“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Net Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date, calculated using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the example Net Working Capital set forth on Exhibit B.

“Non-Competition and Non-Solicitation Agreements” means those Non-Competition and Non-Solicitation Agreements to be entered into by Buyer and each Seller and Key Personnel, substantially in the form of Exhibit D.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

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“Privacy Laws” means all applicable Laws, Governmental Orders, and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial, and local Laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Purchase Price Adjustment Escrow Amount” means $100,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.04(a)(iv)(A).

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action(s)” shall mean all actions required under Environmental Law or by a Governmental Authority pursuant to its authority under Environmental Law to: (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, correct or abate (i) Hazardous Materials in the indoor or outdoor environment or (ii) violations of Environmental Law; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; and (d) to address a Release.

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of scanning, microfilming and/or storing third party documents, data, and records.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” means $709,528.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means the Escrow Agreement, Disclosure Schedules, and Non-Competition and Non-Solicitation Agreements.

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, analysis, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees payable to Rua M&A, LLC d/b/a NuVescor.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Work in Process” means all actual costs incurred by Company, including without limitation costs for parts and labor, relating to or arising out of services provided by Company in the ordinary course of conduct of the Business that have not been billed or recovered that are included on the Balance Sheet as work in process.

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